Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE

Noah J. Griggs (the “Employee”) and CKE Restaurants, Inc. (the “Company”) hereby terminate their employment relationship on the following basis:

1. Employee’s employment, his employment-related compensation and benefits, and his January 2004 Employment Agreement with the Company and all Amendments thereto, terminated effective April 13, 2010 (the “Separation Date”).  Employee understands that the Company has no obligation to reemploy him in the future.

2. Employee represents and agrees that he has received all compensation owed to him by the Company through his Separation Date, including any and all wages, bonuses, commissions, stock, stock options, ESPP matching contributions, deferred compensation, pension benefits, earned but unused vacation, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind to which he was or may have been entitled from the Company.

3. Employee understands that after his Separation Date, his group health and dental insurance benefits may only be continued in accordance with the provisions of federal COBRA and/or Cal-COBRA.

4. The Company hereby relieves Employee of the post-employment contractual obligations specified under Section 11 of his January 2004 Employment Agreement.

5. The parties acknowledge that Employee currently owns an aggregate of 65,697 shares of the Company’s Common Stock (the “Common Stock”), which includes an aggregate of 7,000 shares of restricted stock  (the “Restricted Stock”).  Employee acknowledges that, except for the shares of the Common Stock (including the Vested Shares and Unvested Shares) referred to in the preceding sentence, Employee does not own any shares of capital stock of the Company or any options, warrants, rights to subscribe for, or securities or rights convertible into, any shares of capital stock of the Company.  In addition, without limiting the foregoing, Employee acknowledges that all options to purchase the Common Stock issued pursuant to the Company’s 1999 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan, and the Company’s 2005 Omnibus Incentive Compensation Plan, as amended (collectively, the “Company Stock Plans”), held by Employee prior to the Separation Date have been exercised, cancelled or terminated prior to the Separation Date and Employee no longer has any rights with respect to such options.

6. Of the 7,000 shares of Restricted Stock held by Employee, 3,501 shares are vested as of the Separation Date (the “Vested Shares”) and 3,499 shares are unvested as of the Separation Date (the “Unvested Shares”).  Employee acknowledges that the Vested Shares will remain subject to the terms and conditions of the Company Stock Plans and the Restricted Stock Award Agreements  under which the Vested Shares were issued (the “Restricted Stock Agreements”).  Employee further acknowledges that the termination of his employment relationship with the Company pursuant to this Separation Agreement and General Release constitutes a termination of “Continuous Service” under the Restricted Stock Agreements.  Accordingly, the Unvested Shares will not vest following the Separation Date.  Pursuant to Section 4(a) of each of the Restricted Stock Agreements, the Company hereby exercises its “Repurchase Right” with respect to the Unvested Shares.  Employee acknowledges that the purchase price for the Unvested Shares was zero.  As a result, Employee hereby agrees to transfer the Unvested Shares to the Company for no additional consideration.  Employee further acknowledges that this Separation Agreement and General Release constitutes the written notice of the exercise of the Repurchase Right as required by Section 4(c) of the Restricted Stock Agreements.  Employee hereby agrees to take all such actions as are reasonably necessary in order to accomplish the purposes and intentions of this Paragraph 6.

7. Employee represents to the Company that he is signing this Separation Agreement and General Release voluntarily, and with a full understanding of and agreement with its terms, for the purpose of receiving additional consideration from the Company beyond that which is otherwise owed to him.

8. In reliance on the Employee’s promises, representations, and releases in this Agreement, eight (8) days after the Company’s receipt of this executed Separation Agreement and General Release and provided Employee does not revoke this Agreement within the seven (7) day revocation period referenced in the Older Workers’ Benefit Protection Act provision contained in Paragraph 11 below, the Company will:

(a) Provide Employee with a lump sum payment in the gross amount of Ninety Five Thousand Five Hundred and Nine Dollars and Eighty Cents ($95,509.80), less legally required taxes, deductions and withholdings; and

(b) Relieve Employee of any obligation to repay relocation costs associated with his move from St. Louis, Missouri to Santa Barbara, California.

In exchange for the consideration provided to Employee as set forth above, Employee hereby waives and releases all claims, known and unknown, which he has or might otherwise have had against the Company, including itself and its current and former parent, subsidiaries, and related entities, and their former and current officers, directors, shareholders, executives, managers, supervisors, employees, agents, insurers, attorneys, and successors (hereinafter collectively referred to as “the Released Parties”), arising prior to the date he signs this Agreement, including but not limited to all claims regarding any aspect of his employment, compensation, the cessation of his employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the WARN Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code, the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, and/or any other cause of action whatsoever that arose on or before the date Employee signs this Agreement.  This release includes a waiver by Employee of any and all claims for contribution or indemnification, whether based on common law, contract (whether as a party or as a third party beneficiary), equity, or statute (including Labor Code section 2802), against any of the Released Parties related to any act, omission, or conduct by Employee that involves or relates in any way to (i) the capital stock of the Company (whether vested or unvested), and any options, warrants, rights to subscribe for, or securities or rights convertible into, any shares of capital stock of the Company, (ii) Employee's trading activities relating to any securities of the Company identified in clause (i) above, (iii) the Company’s Insider Trading Policy and related policies and guidelines, (iv) compensation under Employee’s January 2004 Employment Agreement and all Amendments thereto, (v) Employee’s separation from the Company, and (vi) any investigative, administrative, regulatory or legal action or proceeding relating to the items described in clauses (i) through (v) above.  Employee further agrees to withdraw with prejudice all claims, complaints, charges, or other requests for relief, if any, he has filed against any of the Released Parties with any agency, court, administrative tribunal, or other forum prior to the date he signs this Separation Agreement and General Release.

9. It is further understood and agreed that, as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee.  Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

10. The release in this Agreement includes, but is not limited to, claims arising under federal, state or 1ocal law for age, race, sex or other forms of employment discrimination and retaliation.  In accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties.  Employee is hereby advised that he should consult with an attorney before signing this Agreement, and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to Andrew Puzder, the Company’s Chief Executive Officer.  In addition, Employee has a period of seven days following his execution of this Agreement in which he may revoke the Agreement.  If Employee does not advise Andrew Puzder by a writing received within such seven day period of Employee’s revocation of his acceptance of the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.

11. Employee acknowledges that, during his employment, he occupied a position of trust and confidence with the Company and that he had access to and learned substantial information about the Company and its operations that is confidential or not generally known in the industry, including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company’s financial position and financing arrangements.  Employee agrees that all such information is proprietary or otherwise confidential, or constitutes trade secrets, and is the sole property of the Company.  Employee agrees that he will keep confidential, and will not reproduce, copy or disclose to any other person, firm or entity, any such information or any documents or information relating to the Company’s methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence, finances or records, or any other documents used or owned by the Company, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described herein.  Employee agrees that he will not at any time in the future reveal, disclose, divulge or make known any such information, directly or indirectly, to any person, or use the same in any manner whatsoever for himself or any other person, firm or entity.  All such information is and shall remain the exclusive property of the Company.

12. As a further condition of payment of the consideration described in this Agreement, Employee represents and warrants that he has returned all Company property in his possession or control, including all computers, cell phones, Blackberries, access cards, keys, reports, manuals, documents, records, correspondence and/or other documents or materials related to the Company’s business that Employee has compiled, generated or received while working for the Company, including all originals, copies (in whatever form), samples, computer data or records of such material.  Furthermore, Employee confirms that he has delivered all passwords in use at the time of his separation, a list of any documents that Employee created or is otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents.  Employee may continue to use the cell phone number previously assigned to his Company-provided cell phone.

13. Employee acknowledges that he has no knowledge of any wrongdoing by the Company or any of its current or former directors or officers.

14. The parties to this Agreement agree to bear their own costs and attorneys’ fees incurred in connection with the negotiation of this Agreement.  Employee acknowledges that the Company, by this Agreement, has advised Employee to consult with an attorney of Employee’s choice prior to executing this Agreement.  Employee acknowledges that he has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement, and agrees to be legally bound by this Agreement.

15. This Separation Agreement and General Release shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Released Parties of any improper, wrongful, or unlawful actions, or any other wrongdoing against Employee, and the Released Parties specifically disclaim any liability to or wrongful acts against Employee.

16. Employee acknowledges that the Released Parties have made no promises to him other than those set forth this Separation Agreement and General Release.  Employee further acknowledges and agrees that he is not entitled to receive, and will not claim, any right, benefit, compensation, or relief other than what is expressly set forth in this Separation Agreement and General Release.

17. This Agreement may be modified only by a written agreement signed by both parties.

18. This Agreement will be governed by the laws of the State of California.  In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

19. This Separation Agreement and General Release contains the entire agreement between the parties regarding the subject matter hereof, and supersedes Employee’s January 2004 Employment Agreement and all Amendments thereto which will no longer be of any force and effect, as well as any and all other prior and contemporaneous oral and written agreements.

Dated: April 13, 2010	/s/ Noah J. Griggs, Jr.
Employee Signature

Noah Griggs
Employee – Print Name

CKE Restaurants, Inc.
By:	/s/ Andrew F. Puzder

Name :	Andrew F. Puzder
Title:	Chief Executive Officer